Exhibit 10.2
NOTICE OF RESTRICTED STOCK UNIT AWARD

TANDEM DIABETES CARE, INC.
2023 LONG-TERM INCENTIVE PLAN

Unless otherwise defined herein, the terms defined in the Tandem Diabetes Care, Inc. (the “Company”) 2023 Long-Term Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (the “Notice”) and the attached Restricted Stock Unit Agreement (the “RSU Agreement”). You have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached RSU Agreement.

Name:	###PARTICIPANT_NAME###

Number of RSUs:	###TOTAL_AWARDS###

Date of Grant:	###GRANT_DATE###

Expiration:	This RSU expires on the date on which settlement of all RSUs granted hereunder occurs or earlier if your Service terminates earlier, as described in the RSU Agreement.

Vesting Schedule:	###VEST_SCHEDULE_TABLE###

Additional Terms:	☐ If this box is checked, the additional terms and conditions set forth on Attachment 1 hereto (as executed by the Company) are applicable and are incorporated herein by reference. No document need be attached as Attachment 1 if the box is not checked.

You acknowledge that the vesting of the RSUs pursuant to this Notice is earned only by Continuous Service. By accepting this award, you and the Company agree that this award is granted under and governed by the terms and conditions of the Plan, the Notice and the RSU Agreement. You acknowledge and agree that the Vesting Schedule may change prospectively in the event that your service status changes between full and part-time status in accordance with Company policies relating to work schedules and vesting of awards. You further acknowledge that the grant of this RSU by the Company is at the Company’s sole discretion, and does not entitle you to further grant(s) of RSU(s) or any other award(s) under the Plan or any other plan or program maintained by the Company or any Affiliated Company. By accepting this RSU, you consent to electronic delivery as set forth in the RSU Agreement.

This award may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Exhibit 10.2

PARTICIPANT:	TANDEM DIABETES CARE, INC.
Signature: ###PARTICIPANT_NAME##	By:
Name: John Sheridan
Title: President & Chief Executive Officer
Executed as of: ###ACCEPTANCE_DATE###

Exhibit 10.2

GLOBAL RESTRICTED STOCK UNIT AGREEMENT

TANDEM DIABETES CARE, INC.
2023 LONG-TERM INCENTIVE PLAN

You have been granted Restricted Stock Units (“RSUs”) by Tandem Diabetes Care, Inc. (the “Company”) subject to the terms, restrictions and conditions of the Tandem Diabetes Care, Inc. 2023 Long-Term Incentive Plan (the “Plan”), the Notice of Restricted Stock Unit Award applicable to the RSUs (the “Notice”) and this Global Restricted Stock Unit Agreement (the “RSU Agreement”), including any additional terms and conditions for your country set forth in the appendix attached hereto (“Appendix A”). Unless otherwise defined herein, the terms defined in the Plan or the Notice shall have the same meanings in this RSU Agreement.

1.Settlement. Settlement in respect of vested RSUs will be automatic upon vesting thereof. Payment in respect thereof will be made no later than thirty (30) days thereafter and may, in the discretion of the Administrator, be in cash, shares of Common Stock (the “Shares”) of equivalent Fair Market Value as of the date of vesting, or a combination of both.

2.No Stockholder Rights. Unless and until such time as Shares, if any, are issued in settlement of vested RSUs, you shall have no ownership of the Shares, if any, allocated to the RSUs and shall have no right to dividends or to vote such Shares.

3.Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to you.

4.No Transfer. RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Administrator on a case-by-case basis.

5.Termination. If your Continuous Service terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights you have to such RSUs shall immediately terminate. In case of any dispute as to whether your termination of Continuous Service has occurred, the Administrator shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

For purposes of the RSUs, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliated Companies (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise providing services or the terms of your employment or other service agreement, if any) and will not be extended by any notice period (e.g., your Continuous Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise providing services or the terms of your employment or other service agreement, if any); the Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the RSUs (including whether you may still be considered to be providing services while on a leave of absence).

6.Construction. This RSU Agreement and the RSUs evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the terms of this RSU Agreement and the Plan, the terms of the Plan shall apply. All decisions of the Administrator with respect to any question or issue arising under the Plan or this RSU Agreement shall be conclusive and binding on all persons having an interest in the RSUs.

Exhibit 10.2
7.Notices. Any notice to be given under the terms of the Plan shall be addressed to the Company in care of its principal office, and any notice to be given to you shall be addressed to you at the address maintained by the Company for you or at such other address as you may specify in writing to the Company in accordance with this Section 7. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, or comparable non-U.S. postal service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

8.Responsibility for Taxes.

(a)Regardless of any action taken by the Company or, if different, the Affiliated Company which employs you (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount (if any) actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant, vesting or settlement of the RSUs, or the subsequent sale of Shares, if any, acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)In connection with any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to (i) withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer and/or (ii) establish (and you hereby consent to) a method of withholding from any of the following alternatives, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when your RSUs are settled, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization), (c) your payment of a cash amount, or (d) any other arrangement approved by the Company; all under such rules as may be established by the Administrator and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Administrator (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(d) above, and the Administrator shall establish the method prior to the Tax-Related Items withholding event. You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described.

(c)The Company may withhold or account for Tax-Related Items by considering statutory or other applicable withholding rates, including maximum rates applicable in your jurisdiction. In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares) or, if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligations for Tax-Related Items are satisfied by withholding Shares, for tax purposes, you will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of satisfying the withholding obligations for the Tax-Related Items.

Exhibit 10.2

(d)The Company shall not be obligated to deliver any Shares to you or your legal representative unless and until you or your legal representative shall have paid or otherwise satisfied in full the amount of any withholding obligation for Tax-Related Items resulting from the RSUs or the Shares subject to the RSUs.

9.Nature of Grant. By accepting the RSUs, you acknowledge, understand and agree that:

(a)the Plan is established voluntarily by the Company, is wholly discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the RSUs are exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been awarded in the past;

(c)all decisions with respect to future grants of restricted stock units or other grants, if any, will be at the sole discretion of the Company;

(d)the RSUs and your participation in the Plan shall not create a right of employment or other service relationship with the Company;

(e)the RSUs and your participation in the Plan shall not be interpreted as forming or amending an employment or service contract with the Company or the Employer, and shall not interfere with the ability of the Company, the Employer or any Affiliated Company, as applicable, to terminate your Continuous Service (if any);

(f)you are voluntarily participating in the Plan;

(g)the RSUs and any Shares acquired under the Plan, and the income from and value of the same, are not intended to replace any pension rights or compensation;

(h)the RSUs and any Shares acquired under the Plan, and the income from and value of the same, are not part of normal or expected compensation for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(i)the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;

(j)no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of the RSUs resulting from your termination of Continuous Service (for any reason whatsoever and regardless of whether or not later found to be invalid or in breach of Applicable Law in the jurisdiction where you are providing service or the terms of your employment or other service agreement, if any) and/or the application of any recoupment, recovery, or clawback policy otherwise required by Applicable Law;

(k)unless otherwise agreed with the Company in writing, the RSUs and the Shares subject to the RSUs, and the income from and value of the same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliated Company;

(l)unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this RSU Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

Exhibit 10.2

(m)neither the Company, the Employer nor any other Affiliated Company shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the vesting of the RSUs or the subsequent sale of any Shares acquired upon settlement of the RSUs.

10.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your receipt, vesting or settlement of the RSUs or the Shares allocated thereto or the sale of such Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan and the RSUs before accepting the RSUs or otherwise taking any action related to the RSUs or the Plan.

11.Data Privacy Notice and Consent.

(a)Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing your participation in the Plan. The legal basis, where required, for the processing of Data is your consent.

(b)Stock Plan Administration Service Providers. The Company transfers Data to Morgan Stanley and certain of its affiliated companies (the “Designated Broker”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. You may be asked to agree on separate terms and data processing practices with the Designated Broker or other service providers, with such agreement being a condition to the ability to participate in the Plan. The Company and the Designated Broker are based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is your consent.

(c)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with Applicable Law, exercise or defense of legal rights, and archiving, back-up and deletion processes. This period may extend beyond your period of Continuous Service.

(d)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your salary from or employment or other service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant RSUs or other equity awards to you or administer or maintain such awards.

(e)Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you can contact your local human resources representative.

Exhibit 10.2
12.Acknowledgement. The Company and you agree that the RSUs are granted under and governed by the Notice, this RSU Agreement and the provisions of the Plan (incorporated herein by reference). You: (a) acknowledge receipt of a copy of the Plan and the Plan prospectus, (b) represent that you have carefully read and are familiar with their provisions, and (c) hereby accept the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan, the Notice and this RSU Agreement.

13.Entire Agreement; Enforcement of Rights. This RSU Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this RSU Agreement, nor any waiver of any rights under this RSU Agreement, shall be effective unless in writing and signed by the parties to this RSU Agreement. The failure by either party to enforce any rights under this RSU Agreement shall not be construed as a waiver of any rights of such party.

14.Severability. If one or more provisions of this RSU Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this RSU Agreement, (b) the balance of this RSU Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this RSU Agreement shall be enforceable in accordance with its terms.

15.Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer. The Shares issued pursuant to this RSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

16.Governing Law and Venue. This RSU Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this RSU Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California in San Diego County or the federal courts of the United States for the Southern District of California and no other courts.

17.Language. You acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this RSU Agreement and the Plan. If you received this RSU Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by Applicable Law.

18.Appendix. Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any additional terms and conditions set forth in Appendix A to this RSU Agreement for your country. Moreover, if you relocate to one of the countries included in Appendix A, the additional terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this RSU Agreement.

Exhibit 10.2
19.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the RSUs and the Shares issuable thereunder, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this RSU Agreement shall not operate or be construed as a waiver of any other provision of this RSU Agreement, or of any subsequent breach by you.

21.No Rights as Employee, Director or Consultant. Nothing in this RSU Agreement shall affect in any manner whatsoever the right or power of the Company, or an Affiliated Company, to terminate your service to the Company or such Affiliated Company, as applicable, for any reason, with or without Cause.

22.Consent to Electronic Delivery of All Plan Documents and Disclosures. By your acceptance of this RSU, you consent to the electronic delivery of the Notice, this RSU Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSU. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at stockadmin@tandemdiabetes.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at stockadmin@tandemdiabetes.com. Finally, you understand that you are not required to consent to electronic delivery.

23.Code Section 409A. For purposes of this RSU Agreement, to the extent that you are a U.S. taxpayer, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (a) the expiration of the six-month period measured from your separation from service or (b) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

24.Adjustment. In the event of a stock split, a stock dividend or a similar change in Company stock described in Section 4.2 of the Plan, the number of Shares covered by the RSUs may be adjusted pursuant to the Plan.

Exhibit 10.2
25.Award Subject to Company Clawback or Recoupment. To the extent permitted by Applicable Law, the RSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Administrator or required by law during the term of your employment or other service that is applicable to you. In addition to any other remedies available under such policy, Applicable Law may require the cancellation of your RSUs (whether vested or unvested) and the recoupment of any gains realized with respect to your RSUs.

26.Insider Trading/Market Abuse Laws. Depending on your country or broker’s country, or the country in which the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect your ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the Shares, rights to Shares (e.g., the RSUs) or rights linked to the value of Shares, during such times as you are considered to have “inside information” regarding the Company (as defined by Applicable Law). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before possessing inside information. Furthermore, you may be prohibited from (i) disclosing insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

27.Foreign Asset/Account Reporting, Exchange Control and Tax Reporting. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from your participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside your country. Applicable Law may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal legal advisor on this matter.

BY ACCEPTING THE RSUs, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

Exhibit 10.2

APPENDIX A TO

TANDEM DIABETES CARE, INC.
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Grant Notice, the Global Restricted Stock Unit Agreement (the “RSU Agreement”) and the Plan.

Terms and Conditions

This Appendix A includes additional terms and conditions that govern the RSUs if you reside and/or work in one of the countries listed below. If you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you transfer to another country after the date of grant, the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.

Notifications

This Appendix A also includes information regarding securities, exchange controls, tax and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of May 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date when you vest in the RSUs, the RSUs are settled or you sell Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the Applicable Law in your country may apply to your situation.

Finally, if you are a citizen or resident (or are considered as such for local law purposes) of a country other than the one in which you are currently residing and/or working, or if you transfer to another country after the date of grant, the information contained herein may not be applicable to you in the same manner.

Exhibit 10.2

CANADA

Terms and Conditions

Form of Settlement. For the avoidance of doubt, the RSUs shall be settled in Shares only. In no event shall the RSUs be settled in cash, notwithstanding any discretion contained in the Plan to the contrary.

Termination. This provision replaces the second paragraph of Section 5 of the RSU Agreement:

For purposes of this RSU Agreement, and except as expressly required by applicable legislation, your Continuous Service shall terminate as of the earlier of: (1) the date upon which your employment with the Employer is terminated, and (2) the date you receive written notice of termination of employment from the Employer, regardless of any period during which notice, pay in lieu of such notice or related payments or damages are required to be provided under local law (including, but not limited to statutory law, regulatory law and/or common law). For greater certainty, you will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your right to vest in the RSUs terminates, nor will you be entitled to any compensation for lost vesting.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued participation in the Plan during a statutory notice period, you acknowledge that your right to participate in the Plan, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be entitled to pro-rata vesting if the vesting date falls after the end of your statutory notice period, nor will your be entitled to any compensation for lost vesting.

The following provisions will apply if you are a resident of Quebec:

Data Privacy Notice and Consent. This provision supplements Section 12 of the RSU Agreement:

You hereby authorize the Company (including the Employer) and the Company’s representatives, including the broker(s) designated by the Company, to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved with the administration and operation of the Plan. You further authorize the Company and/or the Employer and any stock plan service provider, or such other broker(s) as designated by the Company, to disclose and discuss the Plan with their advisors. You further authorize the Company and/or the Employer to record such information and to keep such information in your employee file. You acknowledge and agree that your personal information, including sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the United States. You further acknowledge and authorize the Company, the Employer and/or any Affiliated Company and other parties involved in the administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on you or the administration of the Plan.

French Language Documents. A French translation of this document and the Plan will be made available to you as soon as reasonably practicable. Notwithstanding anything to the contrary in the RSU Agreement, and unless you indicate otherwise, the French translation of this document and the Plan will govern your participation in the Plan.

Documents en Langue Française. Une traduction française du présent document et du Plan sera mise à votre disposition dès que cela sera raisonnablement possible. Nonobstant toute disposition contraire dans le Contrat d’RSU, et à moins que vous n’indiquez le contraire, la traduction française du présent document et du Plan régira votre participation au Plan.

Exhibit 10.2
Notifications

Securities Law Information. You are permitted to sell Shares acquired upon the vesting and settlement of the RSUs through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed and are sold in accordance with the Company’s Insider Trading Policy, as applicable. The Shares are currently listed on the NASDAQ.

Foreign Asset / Account Reporting Information. Specified foreign property, including shares and rights to receive shares (e.g., RSUs) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the specified foreign property exceeds C$100,000 at any time during the year. Thus, the RSUs must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because you hold other specified foreign property. When Shares are acquired upon settlement of the RSUs, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily is equal to the fair market value of the Shares at the time of acquisition, but if you own other Shares, this ACB may have to be averaged with the ACB of the other Shares. You should consult with your personal tax advisor to ensure compliance with the applicable reporting obligations.

NETHERLANDS

There are no country-specific provisions.

SWITZERLAND

Notifications

Securities Law Information. The grant of RSUs is considered a private offering in Switzerland and is therefore not subject to registration. Neither this document nor any materials relating to the RSUs (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or the Employer, or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Supervisory Authority (FINMA).

Foreign Asset / Account Reporting Information. You are required to declare all of your foreign bank and brokerage accounts in which you hold cash or securities, including the accounts that were opened and/or closed during the tax year, as well as any other assets, on an annual basis on your tax return. This includes RSUs granted to you under the Plan which should not be subject to the net wealth tax, but must be reflected “pro memoria” in the statement on bank accounts and securities (Wertschriftenverzeichnis) that you are required to file with your tax return.